Cole Credit Property Trust IV, Inc. (CCPT IV) Closing Status Update Reminder: CCPT IV is scheduled to close February 28, 2014 Communication to due diligence officers and financial advisors affiliated with Cole Credit Property Trust IV, Inc. selling group members. Not for further distribution. Note: Subscriptions are subject to the availability of shares. We encourage interested investors to submit subscription agreements and fully fund their subscriptions in a timely fashion. As of February 14, 2014, Cole Credit Property Trust IV, Inc. (CCPT IV) had accepted investors' subscriptions for, and issued, a total of approximately 270.1 million shares of common stock in the offering, consisting of approximately 265.8 million shares of common stock in its primary offering, resulting in gross proceeds of approximately $2,652.7 million, and approximately 4.3 million shares of common stock pursuant to its distribution reinvestment plan (DRIP), resulting in gross proceeds of approximately $40.6 million. Also, CCPT IV has reallocated an additional $23 million in shares of common stock from the DRIP offering to its primary offering. The following table summarizes the status of CCPT IV's primary offering, as of February 14, 2014: Primary Offering Maximum $ 2,923 million Approximate Primary Offering Through 02/14/14 2,653 million Approximate Remaining Primary Offering $ 270 million As previously announced, the Board of Directors of CCPT IV has approved the closing of the primary portion of CCPT IV's initial public offering on February 28, 2014 unless all shares being offered have been sold prior to that date, in which case the offering will be terminated. Following the close of its primary offering, CCPT IV intends to continue selling shares of common stock pursuant to its DRIP. Please feel free to contact the Cole Sales Desk at 866.341.2653 with any questions. Upcoming Webcasts Every Wednesday 11:00AM Eastern Time Retail Underwriting Process February 19th CCPT IV Product Overview February 26th

Cole Capital, an American Realty Capital Properties company FOR FINANCIAL PROFESSIONAL USE ONLY Not for use in MA & OH. This email is neither an offer to sell nor a solicitation of an offer to buy interests in any Cole Capital Program. This email is intended for the recipient only and may not be forwarded or redistributed in any way. Offerings are made only to qualified investors by means of a Prospectus. Securities distributed by affiliate broker-dealer: Cole Capital Corporation, Member FINRA/SIPC. © 2014 Cole Capital Advisors, Inc. All rights reserved.